Exhibit 10.1

Headquarters 2855 E. Cottonwood Parkway, Suite 100 Salt Lake City, Utah 84121	Silicon Valley Office 2880 Junction Avenue San Jose, CA 95134

May 29, 2013

Mr. Shane V Robison

Dear Shane:

On behalf of Fusion-io, Inc. (the “Company”, “Fusion-io” or “we”), we are pleased to offer you the position of Chief Executive Officer, President and Chairman of the Board of Directors (the “Board”) at Fusion-io, which is a full-time, exempt position, reporting to the Board of Directors. Your appointments are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (the “Compensation Committee”). For purposes of this letter, your first day of work at Fusion-io will be considered your “Employment Start Date.” Your Employment Start Date will be May 7, 2013.

Base Salary. Your starting annual base salary will be $62,500 per month ($750,000 annually), less applicable taxes, deductions and withholdings, paid in accordance with the Company’s normal payroll procedures and subject to annual review.

Incentive Compensation. You also will be eligible to participate in the annual Executive Incentive Compensation Plan (“EIP”), with a target incentive of 100% of your annual base salary (the “Target Award”), pro-rated based on the period of time you are employed at Fusion-io during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the EIP incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on the Company’s financial performance and, to the extent applicable, the Compensation Committee’s assessment of your individual performance, and any EIP payout is subject to, and governed by, the terms and requirements of the EIP document. EIP bonuses are usually paid in September of the year after the Company’s fiscal year for which they are earned.

Starting Bonus. You will be eligible to receive a one-time starting bonus in the amount of $750,000, to be paid to you in a lump sum, less applicable taxes, deductions and withholdings, within thirty (30) days of your Employment Start Date. If, within the first twelve (12) months of your employment, the Company terminates your employment with the Company for Cause (as defined in the Involuntary Termination Agreement) or you resign from such employment for any reason, you will be required to repay to the Company the full amount of the starting bonus, including any amounts withheld for taxes or other deductions. In the event the Company terminates your employment with the Company other than for Cause or your employment terminates with the Company as a result of your death or disability, at any time, you will not be required to repay any portion of the starting bonus to the Company.

Initial Equity Awards. Subject to approval by the Compensation Committee, as a senior leader of Fusion-io, in connection with your hiring, you will be entitled to receive the following equity awards (“Initial Equity Awards”) under the Fusion-io 2011 Equity Incentive Plan (the “Equity Plan”):

1.	Restricted Stock Unit Award. A restricted stock unit award covering 323,741 shares of common stock of the Company (the “RSU Award”). The RSU Award will be settled in shares of common stock of the Company, and it shall be subject to the following four (4) year vesting schedule: twenty-five percent (25%) of the total units subject to the RSU Award will vest on May 15, 2014; and an additional six and one-quarter percent (6.25%) of the total number of units subject to the RSU Award will vest at the end of each three (3) month period thereafter until the RSU Award is fully vested.

2.	Stock Option Award. An option to purchase 607,000 shares of common stock of the Company (the “Option Award”). The per share exercise price of the Option Award will be equal to the fair market value of one share of common stock of the Company on the effective date of the grant of the Option Award, as determined by the Committee in accordance with the terms of the Equity Plan and the Company’s Equity Granting Guidelines established by our Board of Directors and the Committee. The Option Award shall be subject to the following four (4) year vesting schedule: twenty-five percent (25%) of the total number of shares subject to the Option Award shall become vested on May 7, 2014, and the remaining seventy-five percent (75%) of the total number of shares subject to the Option Award shall vest in thirty-six (36) substantially equal monthly installments thereafter (on the seventh (7th) day of the month).

In accordance with the Company’s Equity Granting Guidelines, if the Initial Equity Awards are approved when there is no trading blackout period in effect under the Company’s Insider Trading Policy, such Initial Grant will become effective on the date it is approved, but if the Initial Equity Awards are approved during a trading blackout period under the Company’s Insider Trading Policy, they shall become effective on the last trading day of the month in which they are approved. All vesting of the Initial Equity Awards shall be subject to your continued employment with the Company on the applicable vesting dates, subject to any vesting acceleration provisions contained in the Involuntary Termination Agreement (as defined below). The Initial Equity Awards shall be made pursuant to the Equity Plan and shall be subject to the terms and conditions of the Equity Plan and the applicable forms of agreement authorized for use thereunder.

Subsequent Equity Awards. Commencing in the Company’s 2014 fiscal year, during your employment with the Company, you will be eligible to be granted annual equity awards under the Equity Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made during your employment with Fusion-io shall be determined in the discretion of the Compensation Committee after taking into account the Company’s and your performance and other relevant factors. The size and other terms and conditions of your 2014 and future Annual Grants (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to you shall be determined by the Compensation Committee, in its sole discretion, subject to the Company-approved equity award guidelines as then in effect. All Annual Grants shall be made pursuant to the Equity Plan and shall be subject to the terms and conditions of the Equity Plan and the applicable form of agreement authorized for use under the Equity Plan.

Benefits. You will be entitled to participate in Fusion-io’s employee benefit plans, including our health insurance and 401(k) plans, which are generally available on a group basis to the Company’s senior executive officers. Fusion-io reserves the right to change its benefits at any time.

The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter up to a maximum of ten thousand dollars ($10,000) (based on your attorney’s normal charges and upon providing Fusion-io with documentation of the charges within thirty (30) days of the date you incur the charges). This will be a taxable benefit to you and will be reimbursed to you within thirty (30) days following the date you submit the appropriate documentation.

You will be expected to travel in connection with your employment. Fusion-io will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies and you will be eligible to participate in the travel policy established by the Company generally for its senior management. In addition, during the term of your employment, Fusion-io will reimburse you for the reasonable cost of airfare for your spouse for traveling between California and Utah. You understand and agree that these amounts will be taxable compensation to you and will be subject to any applicable tax reporting and withholding.

Involuntary Termination Severance Agreement. We will enter into an involuntary termination severance agreement with you in substantially the form previously approved by the Board (the “Involuntary Termination Agreement”), which agreement shall not become effective unless and until it is signed and delivered by both you and an authorized signatory of the Company.

Compensation Recovery. All bonuses or other cash-based incentive compensation paid to you are subject to Fusion-io’s compensation recovery policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Paid-Time Off. You will accrue vacation at a rate of twenty (20) days (up to the maximum vacation accrual cap for others accruing at that same rate as specified in the Company’s vacation policy). Such vacation shall be scheduled and taken at the mutual convenience of you and the Company. In addition, Fusion-io currently provides eligible employees with designated company paid holidays each year.

At-Will Employment, Proprietary Information, Invention Assignment, and Arbitration Agreement; No Conflict with Prior Agreements. As an employee of Fusion-io, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Fusion-io and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Fusion-io. Therefore, you will be required to read, complete and sign the Company’s standard At-Will Employment, Proprietary Information, Invention Assignment, and Arbitration Agreement (“Proprietary Agreement”) and return it to Fusion-io on or prior to your Employment Start Date. In addition, Fusion-io requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Fusion-io shall not breach any agreement you have with any third party.

Fusion-io Policies and Employment Conditions. As a condition of employment with Fusion-io, and in order to accept this offer of employment, you agree to execute the “Fusion-io Policies, Procedures and Conditions of Employment” and return it to Fusion-io on or prior to your Employment Start Date.

Obligations. During your employment, you shall devote your full business efforts and time to Fusion-io. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to Fusion-io, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Fusion-io. Notwithstanding anything herein to the contrary, you shall continue to be permitted to serve on the board of directors of Altera Corporation and serve on the advisory board of Lumidigm, Inc. Any outside activities must be in compliance with and approved if required by “Fusion-io Policies, Procedures and Conditions of Employment.”

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Fusion-io you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Fusion-io. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Fusion-io, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Fusion-io’s the Chairman of the Compensation Committee and you. Upon a termination of your employment for any reason, unless otherwise requested by the Board, you will be deemed to have resigned as of the date of such termination as a director and officer of Fusion-io and its affiliates and subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by Fusion-io to evidence the foregoing.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Fusion-io with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Fusion-io concerning those subject matters.

Eligibility to Work in the United States. In order for Fusion-io to comply with United States law, we ask that on your Employment Start Date you bring to Fusion-io appropriate documentation to verify your authorization to work in the United States. Fusion-io may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Background Check. You represent that all information provided to Fusion-io or its agents with regard to your background is true and correct.

Miscellaneous. If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this offer letter, which will remain in full force and effect. The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions. The Utah state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this offer letter. You hereby expressly consent to the exclusive jurisdiction and venue of the Utah state courts in Salt Lake County, Utah and/or the United States District Court for the District of Utah, located in Salt Lake City, Utah for any disputes arising out of or relating to this offer letter.

We have a dynamic organization and believe that you can make significant contributions to our continued success. We look forward to your favorable reply and to a productive and exciting work relationship.

Very truly yours,

Ray Bingham

Chairman, Compensation Committee

Fusion-io, Inc.

cc:	Shawn Lindquist, Chief Legal Officer, Executive Vice President and Secretary
Kay Tolomeo, Vice President, Human Resources

I accept this offer of employment with Fusion-io, Inc., and agree to the terms and conditions outlined in this letter.

/s/ Shane V Robison	May 29, 2013
Shane V Robison	Date